Exhibit 10.25

April 1, 2008

VIA EMAIL AND EXPRESS DELIVERY

John E. Murphy

[Address]

Dear John:

On behalf of Pharsight Corporation (“Pharsight” or the “Company”), I am pleased to offer you the position of Senior Vice President, Consulting Services, reporting directly to me, with a start date of April 28, 2008 or as otherwise mutually agreed.

We understand that you will be working remotely from your home office in Atlanta, GA.

We are confident that you will make an outstanding addition to our team. There are many professional and technical challenges and the Company is still small enough and growing rapidly enough to provide ample opportunity for professional development and an increasing role in the leadership of the Company. Pharsight also offers you the opportunity to participate in the company’s growth, on both a financial and intellectual basis.

Base Salary and Bonus Potential

Your annual salary will be $260,000 ($21,666.66 per month), paid on a semi-monthly basis. In addition, you will be eligible to participate in Pharsight’s Management Incentive Bonus Program for its Executive Officers. This plan offers you the opportunity to earn a target bonus amount up to 35% of your base salary. Both your base salary and any potential bonus payouts are subject to standard payroll deductions and required withholdings. The Company’s Compensation Committee will determine at its sole discretion whether you have earned an annual bonus, and the amount of any earned annual bonus.

The Company may modify your compensation from time to time as it deems necessary.

Employee Benefits

You will be eligible for Pharsight’s standard U.S. employee benefits programs, including health, dental, life and disability insurance and 401(k) plan.

Stock Options

In addition, I will recommend to the Board that you be granted an option to purchase eighty-five thousand (85,000) shares of Pharsight common stock with an exercise price equal to the fair market value of such shares in accordance with the terms of the Company’s 2000 Equity Incentive Plan. Such options will vest over a four (4) year period as follows: 25% will vest on the first anniversary date of grant and the remainder will vest in equal monthly installments thereafter until fully vested (“Vesting Schedule”). However, upon a Change of Control (as defined in the Company’s 2000 Equity Incentive Plan), the Vesting Schedule will accelerate by one (1) year (“Accelerated Vesting”). Accelerated Vesting will immediately vest upon a Change of Control, the number of options equal to the amount, which would have vested one year from the occurrence of such event. Accelerated Vesting described herein will supplement, but not supersede section 12(c) of the Company’s 2000 Equity Incentive Plan as amended and restated.

John E. Murphy

April 1, 2008

Confidential Information and Inventions Assignment Agreement; Company Policies and Procedures

As a condition of employment, you will be expected to abide by company rules and regulations, which are, included in the Company’s Employee Handbook or notices set forth by Human Resources department. In addition, you will be required to sign the attached Confidential Information and Inventions Assignment Agreement (“CIIA”). Due to the sensitive nature of the customer and proprietary information we possess and the competitive nature of our industry, the CIIA requires you, in part, to adhere to strict confidentiality provisions and non-solicitation of its employees.

In order to comply with Federal labor law requirements (IRCA), you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In addition, you will continue to be required to abide by the Company’s policies and procedures, as may be in effect from time to time and as reflected in the Company’s Employee Handbook.

Pharsight reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference checks, if any.

Home Office

Pharsight will provide you with a computer, printer, monitor and IP phone as well as reimbursement for a dedicated telephone line and fax for your home office located in Atlanta. Our IT department will work with you on arrangements for delivery and set up of your home office equipment.

At-Will Employment Relationship

Pharsight is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with Pharsight is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Pharsight is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Severance Benefits

In the event that your employment is involuntarily terminated by the Company without Cause, as your sole severance benefits, the Company will continue to pay your base salary and health care benefits in effect on the termination date for twelve (12) months (the “Severance Payments”). As a condition of your receipt of the Severance Payments, you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company. The Severance Payments will be paid on the Company’s normal payroll schedule and will be subject to standard deductions and withholdings.

For the purposes of this letter, “Cause” for your termination shall mean: (a) your conviction of any felony or of any crime involving dishonesty; (b) your participation in any fraud or act of dishonesty against the Company; (c) failure to perform your assigned duties or responsibilities as an employee (other than a failure resulting from a “disability” as that term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) after written notice thereof from the Company setting forth your failure to perform such duties or responsibilities; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company (including this Agreement or your Confidential

John E. Murphy

April 1, 2008

Information and Invention Assignment Agreement); or (f) conduct, that in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

In addition, if, within six (6) months of a Change in Control (defined below), you resign from your employment with the Company and such resignation qualifies as a Resignation for Good Reason (defined below), you shall be entitled to receive the Severance Benefits, provided that you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company.

For the purposes of this letter, the occurrence of either of the following events shall constitute a “Change in Control”: (a) the sale or lease of all or substantially all of the assets of the Company; or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in each case in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity purchasing such assets or surviving such transaction.

For purposes of this letter, a “Resignation for Good Reason” shall mean a resignation by you due to any of the following events which occur after and as a direct result of a Change in Control: (1) a material reduction in compensation, unless such a reduction is applied, by resolution of the Board of Directors, to all members of the Company’s officers; (2) a material adverse change in your title due to a demotion; (3) a material adverse reduction in your role and responsibilities; or (4) a requirement for you to relocate as a part of your position. You will not be eligible for any severance benefits in the event of a termination with Cause or any resignation that does not qualify as a Resignation for Good Reason.

I am providing two originals of this letter. Please sign and return one to indicate your acceptance. This offer is valid through April 3, 2008. We are excited about the prospect of having you on the Pharsight team.

Best regards, PHARSIGHT CORPORATION

/s/ Shawn O’Connor
Shawn O’Connor Chairman of the Board, President and Chief Executive Officer

Attachments:	Addendum A – Benefits and Other Important Employment Information
I-9 Employment Authorization
Confidential Information and Inventions Assignment Agreement

John E. Murphy

April 1, 2008

Please specify acceptance of this offer by returning signed originals of the offer letter, the Confidential Information and Inventions Assignment to Pharsight Corporation, 321 E. Evelyn Ave., 3rd Floor, Mountain View, CA 94041, attention Human Resources. You may also fax copies confidentially to: 650-314-3813.

I agree to and accept the enclosed offer of employment that includes my offer letter and the above-referenced documents, all attachments hereto and of all of the conditions set forth herein with PHARSIGHT CORPORATION.

My start date will be April 28, 2008.

/s/ John Murphy	April 1, 2008
John Murphy	Date